Exhibit 99.1

Synergy Pharmaceuticals, Inc. Files Suit Against Ironwood Pharmaceuticals, Inc. and its Chief Scientific Officer and Senior VP of R&D, Dr. Mark G. Currie.

New York, New York —December 13, 2011 - Synergy Pharmaceuticals, Inc. (Nasdaq:SGYPD, SGYPU), a developer of new drugs to treat gastrointestinal (GI) disorders and diseases, announced today that it has filed a lawsuit in New York State Supreme Court against Ironwood Pharmaceuticals, Inc. (Nasdaq:IRWD) and its Chief Scientific Officer and Senior VP of R&D, Dr. Mark G. Currie.

The lawsuit alleges that after European patent 1,379,224 was granted to Synergy but prior to  issuance, Ironwood and Dr. Currie opposed the patent before the European Patent Office and presented to the European Patent Office and the United States Patent and Trademark Office, data and arguments that were false, contradictory, inaccurate and misleading.  In its complaint, Synergy accuses Ironwood and Dr. Currie of, among other things, unfair competition, fraud and unjust enrichment and seeks $500 million in actual and punitive damages.

About Synergy Pharmaceuticals, Inc.

Synergy is a biopharmaceutical company focused on the development of new drugs to treat gastrointestinal disorders and diseases. Synergy’s proprietary drug candidate plecanatide is a synthetic analog of the human gastrointestinal hormone uroguanylin, and functions by activating the guanylate cyclase C receptor on epithelial cells of the GI tract. Synergy completed a Phase I study of plecanatide in healthy volunteers and a Phase IIa clinical trial in patients to treat chronic idiopathic constipation (CIC) patients. In October 2011, Synergy initiated dosing of patients in a major Phase II/III clinical trial of plecanatide in CIC patients. Plecanatide is also being developed to treat constipation-predominant irritable bowel syndrome, with the first trial in IBS-C patients planned for 2012. Synergy’s second GC-C agonist SP-333 is currently in pre-clinical development to treat inflammatory bowel diseases. More information is available at http://www.synergypharma.com.

Company Contact:

Gary S. Jacob, Ph.D.

President and CEO

Synergy Pharmaceuticals, Inc.

212-297-0020, gjacob@synergypharma.com

Investor and Media Contact:

Melody A. Carey

Rx Communications Group, LLC

917-322-2571

mcarey@rxir.com